lawyers@saul.com www.saul.com

November 1, 2011

Campus Crest Communities, Inc.

2100 Rexford Road

Suite 414

Charlotte, N.C. 28211

Re:	Campus Crest Communities, Inc.

Form S-3 Shelf Registration Statement

Ladies and Gentlemen:

We have acted as Maryland counsel to Campus Crest Communities, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the shelf registration of up to 285,593 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), comprised of certain shares proposed to be issued upon conversion of units of limited partnership interest in Campus Crest Communities Operating Partnership, LP, that may be offered for resale by the holders of those Shares from time to time, together or separately, at prices and on terms to be determined at the time of offering, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on November 1, 2011 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, the Prospectus (as defined below) and one or more supplements to the Prospectus.

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i)	The Registration Statement;

(ii)	The prospectus contained in the Registration Statement (the “Prospectus”); and

(iii)	The Amended and Restated Agreement of Limited Partnership of Campus Crest Communities Operating Partnership, LP, dated October 19, 2010 (the “Partnership Agreement”).

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Campus Crest Communities, Inc.

November 1, 2011

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(iv) the Articles of Amendment and Restatement of the Company dated September 15, 2010 (the “Charter”);

(v) the Bylaws of the Company (the “Bylaws”);

(vi) the resolutions adopted by the Board of Directors of the Company, dated October 25, 2011, relating to, among other matters, the registration and issuance of the Shares (the “Board Resolutions”);

(vii) a Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland dated October 31, 2011;

(viii) a Certificate of the secretary of the Company as to the authenticity of the Charter and Bylaws of the Company, the Board Resolutions approving the filing of the Registration Statement and authorizing the issuance and sale of the Shares, and other matters that we have deemed necessary and appropriate; and

(ix) such other documents as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a) that all signatures on all Documents and any other documents submitted to us for examination are genuine;

(b) the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(c) the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d) that all persons executing Documents on behalf of any party (other than the Company) are duly authorized;

(e) that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of Shares;

(f) that at the time of delivery of any Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Shares by the Board of Directors of the Company will not have been modified or rescinded;

Campus Crest Communities, Inc.

November 1, 2011

(g) that the issuance, execution and delivery of the Shares, and the compliance by the Company with the terms of the Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(h) that Campus Crest Communities Operating Partnership, LP is a limited partnership validly existing and in good standing under the laws of its state of formation;

(i) that the consideration received or proposed to be received for the issuance and sale of the Shares as contemplated by each of the Partnership Agreement, the Registration Statement, the Prospectus and the applicable supplement or supplements to the Prospectus is not less than the par value per share; and

(j) that the aggregate number of shares of the Company which would be outstanding after the issuance or reservation for issuance of the Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company, does not exceed the number of then-authorized shares of the Company.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Donald L. Bobbitt, Jr., as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

2. The issuance of the Shares has been duly authorized and, when and if the Shares are duly issued and delivered in the manner and for the consideration contemplated by the Partnership Agreement, the Registration Statement, the Prospectus, the applicable supplement or supplements to the Prospectus and the Board Resolutions, the Shares will be validly issued, fully paid and nonassessable.

Campus Crest Communities, Inc.

November 1, 2011

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii) We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SAUL EWING LLP